UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2023

IPALCO ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-1575582
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

One Monument Circle
Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code:	(317)-261-8261

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01     Regulation FD Disclosure.

On November 22, 2023, Indianapolis Power & Light Company, doing business as AES Indiana (“AES Indiana”), a subsidiary of IPALCO Enterprises, Inc. (“IPALCO”) and The AES Corporation, entered into a unanimous Stipulation and Settlement Agreement (the “Settlement”) with the Indiana Office of Utility Consumer Counselor and the intervening parties in AES Indiana’s pending regulatory rate review at the Indiana Utility Regulation Commission (the “IURC”). The Settlement provides for updated base rates for electric service in AES Indiana’s territory and is subject to, and conditioned upon, approval by the IURC. Among other rate matters, the Settlement, if approved, would:

•Establish a revenue requirement of $1,644.7 million for AES Indiana’s electric service base rates, based on a stipulated review deficiency of $73 million.

•Provide for a return on common equity of 9.9%, based on a capital structure of 47.44% common equity and 52.56% long-term debt and a cost of long-term debt of 4.90%.

•Establish a rate base of approximately $3.5 billion, inclusive of enhancements to customer systems that were placed into service November 2023.

•Provide increased funding for vegetation management, and recovery of investments in reliability and resiliency improvements, customer systems and increased labor and other operational costs.

A hearing at the IURC on the Settlement is currently scheduled in December 2023, and AES Indiana anticipates an order from the IURC in the second quarter of 2024. AES Indiana’s rate review case docket, which will include a copy of the Settlement, is available through the IURC’s online portal at https://iurc.portal.in.gov by searching Docketed Cases for Cause No. 45911. The information available through the portal or on the website of the IURC is not incorporated herein.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit 104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

Forward-Looking Statements
This current report and the furnished press release contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include, but are not limited to, statements regarding management’s intents, beliefs, and current expectations and typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “would,” “intend,” “believe,” “project,” “estimate,” “plan” and similar words. Such forward-looking statements include, without limitation, statements with respect to return on and recovery of costs and expenses, the making of regulatory applications and filings, timing of hearings and approvals, strategic objectives, management’s expectations, or other anticipated matters in connection with the Settlement and its effects, including those on AES Indiana’s financial performance and condition. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES Indiana’s current expectations based on reasonable assumptions. These assumptions include, but are not limited to, our expectations regarding timing of events, accurate projections of market conditions and regulatory rates, future interest rates, commodity prices, continued operating performance and electricity volume at distribution companies, as well as achievements of planned productivity improvements and growth investments at expected rates of return.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties, and other factors. Important factors that could affect actual results are discussed in IPALCO’s filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A: “Risk Factors” and Item 7: "Management’s Discussion & Analysis" in IPALCO’s 2022 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read IPALCO’s filings to learn more about the risk factors associated with IPALCO’s businesses. IPALCO undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Any security holder who desires a copy of IPALCO’s 2022 Annual Report on Form 10-K, or subsequent filings with the SEC, may obtain a copy (excluding the exhibits thereto) without charge by addressing a request to the Office of the Secretary, IPALCO Enterprises, Inc., One Monument Circle, Indianapolis, Indiana 46204. Exhibits also may be requested, but a charge equal to the reproduction cost thereof may be made. A copy of the Annual Report on Form 10-K may also be obtained by visiting AES Indiana’s website at www.aesindiana.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     IPALCO Enterprises, Inc.

Date: November 22, 2023	By:	/s/ Brian Hylander
	Name:	Brian Hylander
	Title:	Vice President, General Counsel and Secretary